Exhibit 99.1

Investors & Media:

Lisa Ciota: 630-824-1987

SUNCOKE ENERGY PARTNERS, L.P. REPORTS SOLID THIRD QUARTER 2014 RESULTS

•	Net income attributable to SXCP grew $6.5 million to $20.2 million in third quarter 2014, benefiting from a higher ownership interest in our cokemaking facilities and the Coal Logistics business

•	Adjusted EBITDA increased $2.6 million to $38.3 million in third quarter 2014 driven by a $3.1 million increase in our Coal Logistics business and lower Corporate costs of $2.2 million, partially offset by lower coke volumes and yield at our Haverhill cokemaking facility

•	Adjusted EBITDA attributable to SXCP rose $15.5 million primarily due to our higher ownership interest in our cokemaking facilities

•	Distributable cash flow totaled $24.4 million in third quarter 2014, supporting a 2.4 percent increase in quarterly cash distribution per unit to $0.5275 and resulting in a cash coverage ratio of 1.19x

Lisle, IL (October 24, 2014)—SunCoke Energy Partners, L.P. (NYSE: SXCP) today reported third quarter 2014 net income attributable to SXCP of $20.2 million, up $6.5 million from $13.7 million in the same prior year period. This increase was primarily driven by the second quarter 2014 acquisition of an additional 33 percent ownership interest in the Haverhill and Middletown cokemaking facilities, raising our total ownership interest in these two facilities to 98 percent in third quarter 2014 as compared with 65 percent in third quarter 2013.

“Our increased ownership interest in the Haverhill and Middletown cokemaking facilities and the contribution of our Coal Logistics business has driven significant distributable cash flow growth,” said Fritz Henderson, Chairman and Chief Executive Officer of SXCP. “This has translated directly into higher cash distributions per unit. With our most recent increase in the quarterly cash distribution rate, we have raised cash distributions per unit 11 percent in 2014 alone and 28 percent since our initial public offering in January 2013.”

THIRD QUARTER 2014 RESULTS

	Three Months Ended September 30,
(in millions)	2014	2013	Increase/ (Decrease)
Revenues	$158.7	$162.0	$(3.3)
Operating income	28.1	27.4	0.7
Adjusted EBITDA (1)	38.3	35.7	2.6
Adjusted EBITDA attributable to SXCP	37.6	22.1	15.5
Net income attributable to SXCP	20.2	13.7	6.5

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Revenues were $158.7 million in third quarter 2014, a decline of $3.3 million from same prior year period primarily due to the pass-through of lower coal prices and lower coke sales volumes, partly offset by $12.2 million of revenue generated by our Coal Logistics business.

Operating income and Adjusted EBITDA rose $0.7 million and $2.6 million in third quarter 2014 to $28.1 million and $38.3 million, respectively, driven by the contribution of our Coal Logistics business, partly offset by lower sales volumes and lower coal-to-coke yield at our Haverhill cokemaking facility. Adjusted EBITDA attributable to SXCP increased $15.5 million in third quarter 2014 to $37.6 million due to our increased ownership interest in our cokemaking facilities and the contribution of our Coal Logistics business.

Third quarter 2014 net income attributable to SXCP was $20.2 million versus prior year net income attributable to SXCP of $13.7 million. This $6.5 million increase is primarily a result of the increased ownership interest in our cokemaking facilities and the contribution of our Coal Logistics business.

THIRD QUARTER SEGMENT INFORMATION

Domestic Coke

Domestic Coke segment consists of our interest in SunCoke Energy’s Haverhill and Middletown cokemaking facilities, located in Franklin Furnace and Middletown, Ohio, respectively. Effective May 9, 2014, we acquired an additional 33 percent interest in these facilities increasing our ownership interest from 65 percent to 98 percent.

Adjusted EBITDA, which is reported on a 100 percent ownership basis, declined $2.7 million to $36.0 million due to lower coke sales volumes and lower coal-to-coke yield at our Haverhill cokemaking facility.

Coal Logistics

The Coal Logistics segment was formed as a result of our acquisitions of Lake Terminal in third quarter 2013 and Kanawha River Terminals, LLC (KRT) in fourth quarter 2013.

Coal Logistics handled 4,772 thousand tons of coal, generating $3.8 million of Adjusted EBITDA in third quarter 2014. Tons handled and Adjusted EBITDA in third quarter 2013 was 136 thousand and $0.7 million, respectively.

Corporate and Other

Corporate and other costs declined $2.2 million to $1.5 million in third quarter 2014. Prior year corporate costs included $2.4 million of acquisition expenses associated with the acquisition of our Coal Logistics business in third quarter 2013.

CASH DISTRIBUTIONS

On October 21, 2014, the Board of Directors of SXCP’s general partner declared a quarterly cash distribution of $0.5275 per unit, up 2.4 percent versus the second quarter 2014 cash distribution and up 21.9 percent versus the same prior year period. This distribution will be paid on November 28, 2014 to unitholders of record on November 14, 2014.

RELATED COMMUNICATIONS

We will host an investor conference call at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Friday, October 24, 2014. This conference call will be webcast live and archived for replay in the Investor Relations section of www.sxcpartners.com. Investors may participate on this call by dialing 1-800-446-2782 in the U.S. or 1-847-413-3235 if outside the U.S., and referencing confirmation code 38212948. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A replay of the call will be available for two weeks by calling 1-888-843-7419 (domestic) or 1-630-652-3042 (international) and referencing confirmation 3821 2948#.

UPCOMING EVENTS

We plan to participate in the Goldman Sachs Global Metals and Mining/Steel Conference on November 20, 2014 in New York City.

NOTICE

This statement is intended to serve as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d) given by a publicly traded partnership for the nominee to be treated as a withholding agent. Please note that SXCP’s quarterly cash distributions are treated as partnership distributions for federal income tax purposes and that 100 percent of these distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of SXCP’s distributions to a nominee on behalf of foreign investors are subject to federal income tax withholding at the highest marginal tax rate for individuals or corporations, as applicable. Nominees, and not SXCP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

ABOUT SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy Partners, L.P. (NYSE: SXCP) is a publicly-traded master limited partnership that manufactures coke used in the blast furnace production of steel and provides coal handling services to the coke, steel and power industries. Our advanced, heat recovery cokemaking process produces consistently high-quality coke, captures waste heat to generate steam or electricity, and reduces environmental impacts. Our coal handling terminals have the collective capacity to blend and transload more than 30 million tons of coal annually and are strategically located to enable material delivery to U.S. ports in the Gulf Coast, East Coast and Great Lakes. Our General Partner is a wholly owned subsidiary of SunCoke Energy, Inc. (NYSE: SXC), the largest independent producer of coke in the Americas, with 50 years of cokemaking experience and an international reputation for leadership, innovation and environmental stewardship in our industry.

DEFINITIONS

•	Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted for asset and goodwill impairment and sales discounts. EBITDA reflects sales discounts included as a reduction in sales and other operating revenue. The sales discounts represent the sharing with customers of a portion of nonconventional fuel tax credits, which reduce our income tax expense. These credits expired in 2012. However, we believe our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit that is not included in EBITDA. Accordingly, in computing Adjusted EBITDA, we have added back these sales discounts. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance of the Company’s net assets and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP, does not represent and should not be considered a substitute for net income as determined in accordance with GAAP. Calculations of Adjusted EBITDA may not be comparable to those reported by other companies.

•	Adjusted EBITDA attributable to SXC/SXCP equals Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•	Distributable Cash Flow equals Adjusted EBITDA less net cash paid for interest expense, ongoing capital expenditures, accruals for replacement capital expenditures, and cash distributions to noncontrolling interests; plus amounts received under the Omnibus Agreement and acquisition expenses deemed to be Expansion Capital under our Partnership Agreement. Distributable Cash Flow is a non-GAAP supplemental financial measure that management and external users of the Company’s financial statements, such as industry analysts, investors, lenders and rating agencies use to assess:

•	the Company’s operating performance as compared to other publicly traded partnerships, without regard to historical cost basis;

•	the ability of the Company’s assets to generate sufficient cash flow to make distributions to SXCP’s unitholders;

•	the Company’s ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that Distributable Cash Flow provides useful information to investors in assessing the Company’s financial condition and results of operations. Distributable Cash Flow should not be considered an alternative to net income, operating income, cash flows from operating activities, or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). Distributable Cash Flow has important limitations as an analytical tool because it excludes some, but not all, items that affect net income and net cash provided by operating activities and used in investing activities. Additionally, because Distributable Cash Flow may be defined differently by other companies in the industry, our definition of Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

•	Ongoing capital expenditures (“capex”) are capital expenditures made to maintain the existing operating capacity of our assets and/or to extend their useful lives. Ongoing capex also includes new equipment that improves the efficiency, reliability or effectiveness of existing assets. Ongoing capex does not include normal repairs and maintenance, which are expensed as incurred, or significant capital expenditures. For purposes of calculating distributable cash flow, the portion of ongoing capex attributable to SXCP is used

•	Replacement capital expenditures (“capex”) represents an annual accrual necessary to fund SXCP’s share of the estimated costs to replace or rebuild our facilities at the end of their working lives. This accrual is estimated based on the average quarterly anticipated replacement capital that we expect to incur over the long term to replace our major capital assets at the end of their working lives. The replacement capex accrual estimate will be subject to review and prospective change by SXCP’s general partner at least annually and whenever an event occurs that causes a material adjustment of replacement capex, provided such change is approved by our conflicts committee.

FORWARD LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward looking statements.” Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SunCoke Energy Partners, L.P. (the “Company”) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory, and/or market factors affecting the Company, as well as uncertainties related to: pending or future litigation, legislation, or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to the Company; and changes in tax, environmental and other laws and regulations applicable to the Company’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of Company management, and upon assumptions by the Company concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

The Company has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by the Company. For information concerning these factors, see the Company’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on the Company’s website at www.sxcpartners.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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SunCoke Energy Partners, L.P.

Combined and Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Dollars and units in millions, except per unit amounts)
Revenues
Sales and other operating revenue	$158.7	$162.0	$480.8	$514.6

Costs and operating expenses
Cost of products sold and operating expenses	115.3	118.9	353.5	383.3
Selling, general and administrative expenses	5.1	7.4	16.4	16.5
Depreciation and amortization expense	10.2	8.3	30.1	23.5

Total costs and operating expenses	130.6	134.6	400.0	423.3

Operating income	28.1	27.4	80.8	91.3
Interest expense, net	6.8	2.8	30.1	12.3

Income before income tax expense	21.3	24.6	50.7	79.0
Income tax expense	0.5	0.1	1.0	4.2

Net income	20.8	24.5	49.7	74.8
Less: Net income attributable to noncontrolling interests	0.6	10.8	15.1	30.0

Net income attributable to SunCoke Energy Partners, L.P./Predecessor	20.2	13.7	34.6	44.8
Less: Predecessor net income prior to initial public offering on January 24, 2013	—	—	—	3.5

Net income attributable to SunCoke Energy Partners, L.P. subsequent to initial public offering	$20.2	$13.7	$34.6	$41.3

General partner’s interest in net income	$0.7	$0.3	$1.4	$0.9
Limited partners’ interest in net income	$19.5	$13.4	$33.2	$40.4
Net income per common unit (basic and diluted)	$0.52	$0.43	$1.01	$1.29
Net income per subordinated unit (basic and diluted)	$0.52	$0.43	$0.89	$1.29
Weighted average common units outstanding (basic and diluted)	21.7	15.7	19.0	15.7
Weighted average subordinated units outstanding (basic and diluted)	15.7	15.7	15.7	15.7
Cash distribution per unit paid during period	$0.5150	$0.4225	$1.4900	$0.7296

SunCoke Energy Partners, L.P.

Consolidated Balance Sheets

	September 30, 2014	December 31, 2013
	(Unaudited)
	(Dollars in millions)
Assets
Cash and cash equivalents	$26.9	$46.3
Receivables	26.2	20.2
Receivables from affiliates, net	0.8	6.4
Inventories	71.2	59.3
Other current assets	2.0	1.7

Total current assets	127.1	133.9

Properties, plants and equipment, net	894.3	871.1
Goodwill and other intangible assets, net	15.3	16.0
Deferred charges and other assets	14.1	6.5

Total assets	$1,050.8	$1,027.5

Liabilities and Equity
Accounts payable	$46.7	$58.7
Accrued liabilities	6.5	6.4
Short-term debt	—	40.0
Interest payable	4.9	4.6

Total current liabilities	58.1	109.7

Long-term debt	412.0	149.7
Deferred income taxes	3.7	2.8
Other deferred credits and liabilities	1.1	0.6

Total liabilities	474.9	262.8

Equity
Held by public:
Common units (issued and outstanding 16,788,403 and 13,503,456 units at September 30, 2014 and December 31, 2013, respectively)	238.8	240.8
Held by parent:
Common units (issued and outstanding 4,904,752 and 2,209,697 units at September 30, 2014 and December 31, 2013, respectively)	113.8	41.0
Subordinated units (issued and outstanding 15,709,697 units at September 30, 2014 and December 31, 2013)	203.4	290.4
General partner interest (2% interest)	8.9	8.3

Partners’ capital attributable to SunCoke Energy Partners, L.P.	564.9	580.5
Noncontrolling interest	11.0	184.2

Total equity	575.9	764.7

Total liabilities and partners’ net equity	$1,050.8	$1,027.5

SunCoke Energy Partners, L.P.

Combined and Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$49.7	$74.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	30.1	23.5
Deferred income tax expense	0.9	3.9
Loss on debt extinguishment	15.4	—
Changes in working capital pertaining to operating activities:
Receivables	(6.0)	(33.2)
Receivables from affiliate, net	5.6	—
Inventories	(11.9)	8.0
Accounts payable	(12.0)
Accrued liabilities	0.1	(13.5)
Interest payable	0.3	1.8
Other	(0.7)	4.4

Net cash provided by operating activities	71.5	69.7

Cash Flows from Investing Activities:
Capital expenditures	(53.1)	(20.4)
Acquisition of business	—	(28.6)

Net cash used in investing activities	(53.1)	(49.0)

Cash Flows from Financing Activities:
Proceeds from issuance of common units of SunCoke Energy Partners, L.P., net of offering costs	90.5	231.8
Proceeds from issuance of long-term debt	268.1	150.0
Repayment of long-term debt, including market premium	(276.3)	(225.0)
Debt issuance costs	(5.8)	(6.8)
Proceeds from revolving credit facility	40.0	—
Repayment of revolving facility	(80.0)	—
Distributions to unitholders (public and parent)	(54.2)	(23.3)
Distributions to noncontrolling interest (SunCoke Energy, Inc.)	(20.4)	(69.5)
Capital contributions from SunCoke Energy Partners GP LLC	0.3	0.6

Net cash (used in) provided by financing activities	(37.8)	57.8

Net (decrease) increase in cash and cash equivalents	(19.4)	78.5
Cash and cash equivalents at beginning of period	46.3	—

Cash and cash equivalents at end of period	$26.9	$78.5

SunCoke Energy Partners, L.P.

Segment Operating Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)
	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$146.5	$160.9	$442.6	$513.5
Coal Logistics	12.2	1.1	38.2	1.1
Coal Logistics intersegment sales	1.3	—	3.4	—
Elimination of intersegment sales	(1.3)	—	(3.4)	—

Total	$158.7	$162.0	$480.8	$514.6

Adjusted EBITDA(1):
Domestic Coke	$36.0	$38.7	$105.7	$119.1
Coal Logistics	3.8	0.7	10.9	0.7
Corporate and Other	(1.5)	(3.7)	(5.7)	(5.6)

Total	$38.3	$35.7	$110.9	$114.2

Coke Operating Data:
Domestic Coke capacity utilization (%)	107	108	105	109
Domestic Coke production volumes (thousands of tons)	447	447	1,295	1,344
Domestic Coke sales volumes (thousands of tons)	435	447	1,284	1,353
Domestic Coke Adjusted EBITDA per ton(2)	$82.76	$86.58	$82.32	$88.03
Coal Logistics Operating Data:
Tons handled (thousands of tons)	4,772	136	14,736	136
Coal Logistics Adjusted EBITDA per ton handled(3)	$0.80	$5.15	$0.74	$5.15

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(3)	Reflects Coal Logistics Adjusted EBITDA divided by Coal Logistics tons handled.

SunCoke Energy Partners, L.P.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net Income

	Three Months Ended September 30,		Nine Months Ended September 30,		SunCoke Energy Partners, L.P. Predecessor	SunCoke Energy Partners, L.P.
	2014	2013	2014	2013	Period from January 1, 2013 to January 23, 2013	Period from January 24, 2013 to September 30, 2013
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy Partners, L.P./Predecessor	$37.6	$22.1	$92.0	$75.9	$9.7	$66.2
Add: Adjusted EBITDA attributable to noncontrolling interest(1)	0.7	13.6	18.9	38.3	—	38.3

Adjusted EBITDA	$38.3	$35.7	$110.9	$114.2	$9.7	$104.5

Subtract:
Depreciation and amortization expense	10.2	8.3	30.1	23.5	1.9	21.6
Interest expense, net	6.8	2.8	30.1	12.3	0.6	11.7
Income tax expense	0.5	0.1	1.0	4.2	3.7	0.5
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits(2)	—	—	—	(0.6)	—	(0.6)

Net income	$20.8	$24.5	$49.7	$74.8	$3.5	$71.3

(1)	Reflects net income attributable to noncontrolling interest adjusted for noncontrolling interest share of interest, taxes, depreciation and amortization.
(2)	At December 31, 2012, we had $12.4 million in accrued sales discounts to be paid to our customer at our Haverhill facility. During the first quarter of 2013, we settled this obligation for $11.8 million which resulted in a gain of $0.6 million. This gain is recorded in sales and other operating revenue on our combined and consolidated statement of income. Sales discounts are related to nonconventional fuel tax credits, which expired in 2012.

SunCoke Energy Partners, L.P.

Reconciliations of Non-GAAP Information

Reconciliation of Adjusted EBITDA and

Distributable Cash Flow to Net Income

	Three Months Ended September 30,
	2014	2013
	(Dollars in millions)
Net cash provided by operating activities	$19.0	$26.0
Depreciation and amortization	(10.2)	(8.3)
Changes in working capital and other	12.0	6.8

Net income	$20.8	$24.5

Add:
Depreciation and amortization expense	$10.2	$8.3
Interest expense, net	6.8	2.8
Income tax expense	0.5	0.1

Adjusted EBITDA	$38.3	$35.7

Adjusted EBITDA attributable to NCI	(0.7)	(13.6)

Adjusted EBITDA attributable to SXCP	$37.6	$22.1

Less:
Ongoing capex (SXCP share)	(4.6)	(2.2)
Replacement capex accrual	(1.4)	(0.9)
Cash interest accrual	(7.2)	(2.9)
Make whole payment	—	0.6
Payment to DTE Energy Corporation in connection with the Lake Terminal acquisition	—	1.8

Distributable cash flow	$24.4	$18.5

Quarterly Cash Distribution(1)	$20.5	$13.9
Distribution Coverage Ratio(1)	1.19x	1.33x

(1)	Quarterly cash distribution and the distribution coverage ratio for the third quarter of 2014 are based on total units outstanding as of September 30, 2014.

SunCoke Energy Partners, L.P.

Reconciliations of Non-GAAP Information

Reconciliation of 2014 Expected EBITDA

	2014E
	Low	High
Net Income	$59	$70
Depreciation and amortization expense	43	41
Interest expense, net	42	39
Income tax expense	1	1

Adjusted EBITDA	$145	$151

EBITDA attributable to noncontrolling interest (1)	(19)	(19)

Adjusted EBITDA attributable to SXCP	$126	$132

Less:
Ongoing capex (SXCP share)	(15)	(15)
Replacement capex accrual	(5)	(5)
Cash interest accrual	(23)	(23)

Distributable cash flow	$83	$89

(1)	Adjusted EBITDA attributable to noncontrolling interest represents SXC 35% interest in Haverhill and Middletown’s Adjusted EBITDA for January 1—May 9, 2014 and its 2% interest in these facilities projected Adjusted EBITDA for May 10—December 31, 2014.